EV Energy Partners Extends Deadline of Exchange Offer to November 14, 2011

HOUSTON, TX, November 8, 2011 (MARKETWIRE) -- EV Energy Partners, L.P. (NASDAQ: EVEP) today announced that it has extended the expiration of its Offer to Exchange (the “Exchange Offer”) up to $300,000,000 in aggregate principal amount of our its 8.0% Senior Notes due 2019, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for any and all of its outstanding unregistered 8.0% Senior Notes due 2019 (the “Existing Notes”). The Exchange Offer will now expire at 5:00 p.m., New York City time, on November 14, 2011, unless further extended or terminated.

Holders must tender their Existing Notes prior to 5:00 p.m., New York City time, on November 14, 2011, the new expiration date, if they wish to participate in the Exchange Offer.  Holders who have already tendered and have not withdrawn their notes do not need to take further action in order to participate in the Exchange Offer.

Copies of the Exchange Offer, the letters of transmittal and other exchange materials governing the Exchange Offer may be obtained free of charge from the Securities and Exchange Commission’s (“SEC’s”) website at http://www.sec.gov.

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities.  The Exchange Offer is being made solely by the exchange materials filed with the SEC.

HOLDERS OF THE EXISTING NOTES AND OTHER INTERESTED PARTIES ARE ENCOURAGED TO CAREFULLY READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE EXCHANGE OFFER.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties.

The Exchange Notes are being offered pursuant to an effective registration statement that the partnership previously filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Exchange Notes or any other securities, nor shall there be any sale of the Exchange Notes or any other securities in any state or jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in such state or jurisdiction.

This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding closing of the offering and the use of proceeds of the offering. These statements reflect the partnership's expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. There risks are further described in the partnership's reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the partnership undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P., Houston
Michael E. Mercer
713-651-1144
http://www.evenergypartners.com